Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
Vertiv Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vertiv Holdings, LLC (the Company) as of December 31, 2019 and 2018, the related consolidated statements of earnings (loss), comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material aspects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
Grandview Heights, Ohio
March 11, 2020

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
VERTIV HOLDINGS, LLC
(Dollars in millions)

	December 31, 2019	December 31, 2018	December 31, 2017
Net sales
Net sales - products	$3,356.1	$3,230.3	$2,913.3
Net sales - services	1,075.1	1,055.3	966.1
Net sales	4,431.2	4,285.6	3,879.4
Costs and expenses
Cost of sales - products	2,349.2	2,274.5	2,028.4
Cost of sales - services	629.0	590.7	538.4
Cost of sales	2,978.2	2,865.2	2,566.8
Selling, general and administrative expenses	1,100.8	1,223.8	1,086.0
Other deductions, net	146.1	178.8	254.4
Interest expense, net	310.4	288.8	379.3
Loss from Continuing Operations before income taxes	(104.3)	(271.0)	(407.1)
Income tax expense (benefit)	36.5	49.9	(19.7)
Loss from Continuing Operations	(140.8)	(320.9)	(387.4)
Earnings from Discontinued Operations - net of income taxes	—	6.9	17.8
Net loss	$(140.8)	$(314.0)	$(369.6)

See accompanying Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
VERTIV HOLDINGS, LLC
(Dollars in millions)

	December 31, 2019	December 31, 2018	December 31, 2017
Net loss	$(140.8)	$(314.0)	$(369.6)
Other comprehensive income (loss), net of tax:
Foreign currency translation	(10.3)	(90.6)	142.1
Pension (1)	(13.4)	(1.1)	1.9
Comprehensive loss	$(164.5)	$(405.7)	$(225.6)

(1)Net of income taxes of $0.1, $0.0, and $0.0 for the years ended December 31, 2019, 2018 and 2017, respectively.

See accompanying Notes to the Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
VERTIV HOLDINGS, LLC
(Dollars in millions, except shares outstanding)

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$223.5	$215.1
Accounts receivable, less allowances of $19.9 and $17.6 at 2019 and 2018, respectively	1,212.2	1,251.8
Inventories	401.0	486.5
Other current assets	180.7	141.9
Total current assets	2,017.4	2,095.3
Property, plant and equipment, net	428.2	441.7
Other assets
Goodwill	605.8	634.0
Other intangible assets, net	1,441.6	1,564.2
Deferred income taxes	9.0	10.4
Other	155.4	48.8
Total other assets	2,211.8	2,257.4
Total assets	$4,657.4	$4,794.4
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$636.8	$778.2
Accrued expenses and other liabilities	867.7	804.3
Income taxes	15.2	23.9
Total current liabilities	1,519.7	1,606.4
Long-term debt, net	3,467.3	3,427.8
Deferred income taxes	124.7	160.0
Other long-term liabilities	250.5	140.5
Total liabilities	5,362.2	5,334.7
Equity
Class A Units, 850,000 issued and outstanding	—	—
Class B Units, 150,000 issued and outstanding	—	—
Additional paid-in capital	277.7	277.7
Accumulated deficit	(1,000.6)	(859.8)
Accumulated other comprehensive income	18.1	41.8
Total equity	(704.8)	(540.3)
Total liabilities and equity	$4,657.4	$4,794.4

See accompanying Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOW
VERTIV HOLDINGS, LLC (Dollars in millions)

	December 31, 2019	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net loss	$(140.8)	$(314.0)	$(369.6)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	57.1	60.4	64.5
Amortization	145.8	156.6	279.8
Deferred income taxes	(13.8)	(40.3)	(85.9)
Amortization of debt discount and issuance costs	27.9	25.5	52.0
Gain on sale of business	—	(6.9)	(33.2)
Changes in operating working capital	(36.4)	(110.0)	46.8
Other	17.7	6.8	(4.0)
Net cash provided by (used for) operating activities	57.5	(221.9)	(49.6)
Cash flows from investing activities:
Capital expenditures	(47.6)	(64.6)	(36.7)
Investments in capitalized software	(22.7)	(41.2)	(7.7)
Proceeds from disposition of property, plant and equipment	5.0	18.0	—
Acquisition of business, net of cash acquired	—	(124.3)	(211.4)
Proceeds from sale of business	—	4.4	1,244.0
Collection of note receivable	—	—	59.7
Other	—	—	10.2
Net cash (used for) provided by investing activities	(65.3)	(207.7)	1,058.1
Cash flows from financing activities:
Borrowings from ABL revolving credit facility	491.8	565.1	500.0
Repayments of ABL revolving credit facility	(591.2)	(320.0)	(500.0)
Proceeds from the issuance of PIK notes	—	—	482.5
Proceeds from term loan, net of discount	—	—	325.0
Proceeds from issuance of 10.00% Notes, net of discount	114.2	—	—
Repayments of term loan	—	—	(575.0)
Debt issuance and related costs	—	—	(39.6)
Dividends to JV Holdings	—	—	(1,024.0)
Settlement of contingent consideration	—	—	(43.0)
Net cash provided by (used for) financing activities	14.8	245.1	(874.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.4	11.6	14.2
Increase (decrease) in cash, cash equivalents and restricted cash	8.4	(172.9)	148.6
Beginning cash, cash equivalents and restricted cash	225.3	398.2	249.6
Ending cash, cash equivalents and restricted cash	$233.7	$225.3	$398.2
Changes in operating working capital
Accounts Receivable	$39.8	$(139.6)	$(106.8)
Inventories	85.5	(73.7)	1.2
Other current assets	(41.6)	(66.5)	5.0
Accounts payable	(140.8)	101.9	57.3
Accrued expenses	34.8	50.2	47.5
Income taxes	(14.1)	17.7	42.6
Total changes in operating working capital	$(36.4)	$(110.0)	$46.8
Supplemental Disclosures
Cash paid during the year for interest	$271.5	$259.6	$213.1
Cash paid during the year for income tax, net	48.7	58.0	72.6
Property and equipment acquired through capital lease obligations	1.8	4.2	—

See accompanying Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF EQUITY
VERTIV HOLDINGS, LLC
(Dollars in millions)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of December 31, 2016	$—	$1,301.7	$(171.2)	$(10.5)	$1,120.0
Net Loss	—	—	(369.6)	—	(369.6)
Dividends to JV Holdings	—	(1,024.0)	—	—	(1,024.0)
Other comprehensive income, net of tax	—	—	—	144.0	144.0
Balance as of December 31, 2017	—	277.7	(540.8)	133.5	(129.6)
Net Loss	—	—	(314.0)	—	(314.0)
ASC 606 cumulative adjustment	—	—	(5.0)	—	(5.0)
Other comprehensive loss, net of tax	—	—	—	(91.7)	(91.7)
Balance as of December 31, 2018	—	277.7	(859.8)	41.8	(540.3)
Net Loss	—	—	(140.8)	—	(140.8)
Other comprehensive loss, net of tax	—	—	—	(23.7)	(23.7)
Balance as of December 31, 2019	$—	$277.7	$(1,000.6)	$18.1	$(704.8)

See accompanying Notes to the Consolidated Financial Statements

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Vertiv Holdings, LLC ("Holdings LLC", and together with its majority-owned subsidiaries, “Vertiv”, "we", "our", or "the Company") provide mission-critical infrastructure technologies and life cycle services for data centers, communication networks, and commercial and industrial environments. Vertiv’s offerings include power conditioning and uninterruptible power systems, thermal management, integrated data center control devices, software, monitoring, and service. Vertiv manages and reports results of operations for three business segments: Americas; Asia Pacific; and Europe, Middle East & Africa.

A majority of the issued and outstanding equity interests in Holdings, LLC are held directly by Vertiv JV Holdings, LLC ("JV Holdings").
The controlling interests of Holdings LLC are ultimately held by certain private equity investment funds sponsored by Platinum Equity, LLC (such funds, collectively, "Platinum") in the form of Class A Units in Holdings LLC, and a subordinated interest in distributions is indirectly held by Emerson Electric Co. ("Emerson") in the form of Class B Units in Holdings LLC. Distributions to Emerson are contingent upon JV Holdings first receiving a threshold return on their initial investment.

On December 10, 2019, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Vertiv Holdings Co (formerly known as GS Acquisition Holdings Corp), a special purpose acquisition company. As contemplated in the Merger Agreement, the resulting business combination was accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded in accordance with Generally Accepted Accounting Principles. The business combination was completed on February 7, 2020 (the "Closing Date"). See Note 20 for additional information.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and notes. Actual results could differ from these estimates. Management has evaluated subsequent events through the date the consolidated financial statements were available to be issued. Certain prior period amounts have been reclassified to conform to footnote presentation for the current year.

The consolidated financial statements include the accounts of Vertiv Holdings, LLC and its majority owned subsidiaries and, when applicable, entities for which Holdings, LLC has a controlling financial interest or is the primary beneficiary. The results of businesses acquired or disposed of are included in the consolidated financial statements from the date of the acquisition or up to the date of disposal, respectively.

All intercompany transactions among Company entities have been eliminated. Sale and purchase transactions between the Company and other Emerson affiliates are included in the consolidated financial statements. See Note 13 for additional information regarding related party transactions.

Revenue recognition
The Company recognizes revenue from the sale of manufactured products and services when control of promised goods or services are transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Control is transferred when the customer has the ability to direct the use of and obtain benefits from the goods or services. The majority of the Company’s sales agreements contain performance obligations satisfied at a point in time when control is transferred to the customer. Sales for service contracts, including installation, inventory with no alternative use and an enforceable right of payment upon customer termination and other discrete services, generally are recognized over time as the services are provided. Payments received in advance for service arrangements are recorded as deferred revenue and recognized in net sales when the revenue recognition criteria are met. Unbilled revenue is recorded when performance obligations have been satisfied, but the Company does not have present right to payment.

For agreements with multiple performance obligations, judgment is required to determine whether performance obligations specified in these agreements are distinct and should be accounted for as separate revenue transactions for recognition purposes. In these types of agreements we allocate sales price to each distinct obligation on a relative stand-alone selling price basis. The majority of revenue from arrangements with multiple performance obligations is recognized when tangible products are delivered, with smaller portions for associated installation and commissioning recognized shortly thereafter. Generally, contract duration is short term, and cancellation, termination or refund provisions apply only in the event of contract breach. These provisions have historically not been invoked.
Payment terms vary by the type and location of the customer and the products or services offered. Revenue from our sales have not been adjusted for the effects of a financing component as we expect that the period between when we transfer control of the product and when we receive payment to be one year or less. Sales, value add, and other taxes collected concurrent with revenue are excluded from sales. The Company records amounts billed to customers for shipping and handling in a sales transaction as revenue. Shipping and handling costs are treated as fulfillment costs and are included in costs of sales.
The Company records reductions to sales for prompt payment discounts, customer and distributor incentives including rebates, and returns at the time of the initial sale. Rebates are estimated based on sales terms, historical experience, trend analysis, and projected market conditions in the various markets served. Returns are estimated at the time of the sale primarily based on historical experience and recorded gross on the condensed consolidated balance sheet.
Sales commissions are expensed when the amortization period is less than a year and are generally not capitalized as they are typically earned at the completion of the contract when the customer is invoiced or when the customer pays Vertiv. We typically offer warranties that are consistent with standard warranties in the jurisdictions where we sell our goods and services. Our warranties are generally assurance type warranties for which we promise that our goods and services meet contract specifications. In limited circumstances, we sell warranties that extend the warranty coverage beyond the standard coverage offered on specific products. Sales for these separately-priced warranties are recorded based on their stand-alone selling price and are recognized as revenue over the length of the warranty period.

Foreign Currency Translation
The functional currency for substantially all of the Company’s non-U.S. subsidiaries is the local currency. Adjustments resulting from translating local currency financial statements into U.S. dollars are reflected in accumulated other comprehensive income (loss). Transactions denominated in currencies other than the subsidiaries’ functional currencies are subject to changes in exchange rates with resulting gains/losses recorded in net earnings (loss).

Cash and Cash Equivalents
Cash and cash equivalents are reflected on the consolidated balance sheets and consist of highly liquid investments with original maturities of three months or less.

The following table provides a reconciliation of the amount of cash, cash equivalents and restricted cash reported within the consolidated balance sheets. Restricted cash represents amounts held in an escrow account related to payment of specific tax indemnities related to the acquisition of Vertiv.

	December 31, 2019	December 31, 2018	December 31, 2017
Cash and cash equivalents	$223.5	$215.1	$388.0
Restricted cash included in other current assets	10.2	10.2	10.2
Total cash, cash equivalents, and restricted cash	$233.7	$225.3	$398.2

Accounts Receivable and Allowance for Doubtful Accounts
The Company’s accounts receivable are derived from customers located in the U.S. and numerous foreign jurisdictions. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The Company establishes an allowance for uncollectible accounts receivable based on historical experience and any specific customer collection issues that the Company has identified. Write-offs are recorded against the allowance for doubtful accounts when all reasonable efforts for collection have been exhausted.

Inventories
Inventories are stated at the lower of cost, using the first-in, first-out method, or net realizable value and the majority is valued based on standard costs. The remainder is valued based on average actual costs. Standard costs are revised at the beginning of each fiscal year. The impact from annually resetting standards, as well as operating variances incurred throughout the year, are allocated to inventories and recognized in cost of sales as product is sold.

The following are the components of inventory:

	December 31, 2019	December 31, 2018
Inventories
Raw materials	$180.2	$201.0
Finished Products	162.6	201.4
Work in process	58.2	84.1
Total inventories	$401.0	$486.5

Fair Value Measurement
Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, establishes a formal hierarchy and framework for measuring certain financial statement items at fair value, and requires disclosures about fair value measurements and the reliability of valuation inputs. Under ASC 820, measurement assumes the transaction to sell an asset or transfer a liability occurs in the principal or at least the most advantageous market for that asset or liability. Within the hierarchy, Level 1 instruments use observable market prices for the identical item in active markets and have the most reliable valuations. Level 2 instruments are valued through broker/dealer quotation or through market-observable inputs for similar items in active markets, including forward and spot prices, interest rates and volatilities. Level 3 instruments are valued using inputs not observable in an active market, such as company-developed future cash flow estimates, and are considered the least reliable. The carrying value approximates fair value for cash and cash equivalents, accounts receivable and accounts payable because of the relatively short-term maturity of these instruments.

Debt Issuance Costs, Premiums and Discounts
Debt issuance costs, premiums and discounts are amortized into interest expense over the terms of the related loan agreements using the effective interest method or other methods which approximate the effective interest method.  Debt issuance costs related to a recognized debt liability are presented on the balance sheets as a direct deduction from the carrying amount of that debt liability, consistent with discounts.

Property, Plant and Equipment and Definite Lived Intangible Assets
The Company records investments in land, buildings, and machinery and equipment at cost, which includes the then fair values of assets acquired in business combinations. Depreciation is computed principally using the straight-line method over estimated service lives, which are 30 to 40 years for buildings and 10 to 12 years for machinery and equipment. The Company’s definite lived identifiable intangible assets that are subject to amortization are amortized on a straight-line basis over their estimated useful lives. Definite lived identifiable intangibles consist of intellectual property such as patented and unpatented technology and trademarks, customer relationships and capitalized software. Definite lived identifiable intangible assets are also subject to evaluation for potential impairment if events or circumstances indicate the carrying value may not be recoverable. Long-lived tangible and intangible assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized based on estimated fair values if the sum of expected future undiscounted cash flows of the related assets is less than the carrying values.

Following are the components of property, plant and equipment:

	December 31, 2019	December 31, 2018
Property, plant and equipment, net
Machinery and equipment	$280.7	$254.8
Buildings	243.2	234.0
Land	46.7	51.7
Construction in progress	21.9	15.9
Property, plant and equipment, at cost	592.5	556.4
Less: Accumulated depreciation	(164.3)	(114.7)
Property, plant and equipment, net	$428.2	$441.7

Goodwill and Other Indefinite Lived Intangible Assets
Assets and liabilities acquired in business combinations are accounted for using the acquisition method and recorded at their respective fair values. Goodwill represents the excess of consideration paid over the net assets acquired and is assigned to the reporting unit that acquires the business. A reporting unit is an operating segment as defined in ASC 280, Segment Reporting, or a business one level below an operating segment if discrete financial information for that business is prepared and regularly reviewed by segment management. The Company conducts annual impairment tests of goodwill in the fourth quarter or more frequently if events or circumstances indicate a reporting unit’s fair value may be less than its carrying value. If an initial assessment indicates it is more likely than not goodwill may be impaired, it is evaluated by comparing the reporting unit’s estimated fair value to its carrying value. If its carrying value exceeds its estimated fair value, goodwill impairment is recognized to the extent that recorded goodwill exceeds the fair value of goodwill. Estimated fair values of the reporting unit are Level 3 measures and are developed under an income approach that discounts estimated future cash flows using risk-adjusted interest rates and also the market approach.

Indefinite lived intangible assets consist of certain trademarks which are also evaluated annually for impairment or upon the occurrence of a triggering event. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

Product Warranties
Warranties generally extend for one to two years from the date of sale. Provisions for warranty are determined primarily based on historical warranty cost as a percentage of sales, adjusted for specific issues that may arise.
Product warranty expense is approximately one percent of sales and the product warranty accrual is reflected in accrued expenses in the consolidated balance sheets.

The change in product warranty accrual is as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Beginning balance	$44.9	$40.0	$37.4
Provision charge to expense	48.7	41.0	32.4
Paid/utilized	(50.3)	(36.1)	(29.8)
Ending balance	$43.3	$44.9	$40.0

Derivative Instruments and Hedging Activities
In the normal course of business, the Company is exposed to changes in foreign currency exchange rates and commodity prices due to its worldwide presence and business profile. The Company’s foreign currency exposures relate to transactions denominated in currencies that differ from the functional currencies of its subsidiaries. Primary commodity exposures are price fluctuations on forecasted purchases of copper and aluminum and related products. As part of the Company’s risk management strategy, derivative instruments are selectively used in an effort to minimize the impact of these exposures. All derivatives are associated with specific underlying exposures and the Company does not hold derivatives for trading or speculative purposes. The duration of hedge positions is less than one year.

All derivatives are accounted for under ASC 815, Derivatives and Hedging, and recognized at fair value. For derivatives hedging variability in future cash flows, the effective portion of any gain or loss is deferred in equity and recognized when the underlying transaction impacts earnings. For derivatives hedging the fair value of existing assets or liabilities, both the gain or loss on the derivative and the offsetting loss or gain on the hedged item are recognized in earnings each period. To the extent that any hedge is not fully effective at offsetting changes in the underlying hedged item, there could be a net earnings impact. The Company also uses derivatives to hedge economic exposures that do not receive deferral accounting under ASC 815. The underlying exposures for these hedges relate primarily to the revaluation of certain foreign-currency denominated assets and liabilities. Gains or losses from the ineffective portion of any hedge, as well as any gains or losses on derivative instruments not designated as hedges, are recognized in the consolidated statements of earnings (loss) immediately.

As of December 31, 2019, 2018, and 2017 no outstanding currency and commodity hedges received deferral accounting treatment. Accordingly, the Company recognized mark-to-market gains/(losses) of $(0.4), $1.2, and $(1.3) during the years ended December 31, 2019, 2018, and 2017 respectively. The fair values of the outstanding hedge instruments were measured using valuations based upon quoted prices for similar assets and liabilities in active markets (Level 2) and are valued by reference to similar financial instruments, adjusted for terms specific to the contracts.

Income Taxes
The provision for income taxes is determined using the asset and liability approach of ASC 740 by jurisdiction on a legal entity by legal entity basis. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are measured using enacted rates in effect for the year in which the temporary differences are expected to be recovered or settled. The impact of a change in income tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The tax carryforwards reflected in the Company’s consolidated financial statements have been determined using the separate return method. The tax carryforwards include net operating losses and tax credits.

The Company’s extensive operations and the complexity of global tax regulations require assessments of uncertainties in estimating the taxes the Company will ultimately pay. The Company recognizes liabilities for anticipated tax audit uncertainties in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due.

APB 23 of ASC 740-30 provides guidance that U.S. companies do not need to recognize tax effects on outside basis differences that are indefinitely reinvested. As of December 31, 2019 and 2018, the Company has provided for U.S. federal income taxes, foreign withholding and other taxes on outside basis differences in certain foreign subsidiaries that are not indefinitely reinvested. Certain earnings in certain foreign affiliates are indefinitely reinvested, but determining the impact of such amounts was not practicable.

Commitments and Contingencies
Certain conditions may exist as of the date of the financial statements which may result in a loss to the Company, but will only be resolved when one or more future events occur or fail to occur. Such liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when the Company assesses that it is probable that a future liability has been incurred and the amount can be reasonably estimated.

Recoveries of costs from third parties, which the Company assesses as being probable of realization, are recorded to the extent of related contingent liabilities accrued. Legal costs incurred in connection with matters relating to contingencies are expensed in the period incurred. The Company records gain contingencies when realized.

Recently Adopted Accounting Pronouncements
Effective January 1, 2019, we adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2016-02, Leases, which requires the recognition of lease assets and liabilities by lessees for those leases classified as operating leases under previous guidance. The Company adopted the standard effective January 1, 2019 using the modified retrospective transition option of applying the standard at the adoption date. The Company elected the package of practical expedients permitted under the transition guidance, which among other things, allowed the Company to carry forward the historical lease classification. As a result of the adoption, the Company recorded both operating lease right-of-use assets of $110.4 and operating lease liabilities of $113.2 as of December 31, 2019. The adoption had no impact on the consolidated statements of earnings (loss), comprehensive income (loss) and cash flows for the year ended December 31, 2019. Refer to Note 8 - Leases for additional information pertaining to the adoption of the new standard.
In December 2019, the FASB issued ASU 2019-12: Income Taxes to simplify the accounting for income taxes. The new guidance removes certain exceptions to the general principles of ASC 740 related to intraperiod tax allocation exceptions, deferred tax liabilities related to outside basis differences, and year-to-date losses in interim periods. The Company adopted the amendments as of January 1, 2019 and has determined that the impact on the consolidated financial statements is not material and no adjustment to retained earnings is necessary.

Accounting Pronouncements Not Yet Adopted

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40), which aligns the requirements for capitalizing implementation costs incurred in a service contract hosting arrangement with those of developing or obtaining internal-use software. This standard is effective for the Company January 1, 2020. The Company will adopt the guidance prospectively to all implementation costs incurred after the date of adoption.

In June 2016, the FASB issued ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326), a new standard to replace the incurred loss impairment methodology under current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The standard is effective for the Company January 1, 2020, and early adoption is permitted. The adoption of ASU 2016-13 is not expected to have a material impact on its consolidated financial statements.

(2) ACQUISITIONS

Acquisition of Geist

On February 1, 2018, certain of our subsidiaries acquired assets and assumed liabilities related to the business of Geist, as well as outstanding ownership interests of each of Geist Shenzen Trading Limited Company and Geist Europe Ltd. (together, “Geist”), for $123.6 of cash. Geist is a leading manufacturer of rack power distribution units, intelligent power, airflow management, environmental monitoring and infrastructure management solutions for data centers. During the second quarter of 2018, we completed the acquisition for an additional $2.5 of cash related to the purchase of additional assets. The Company used the acquisition method of accounting to account for these transactions. Under the acquisition method of accounting, the assets acquired and liabilities assumed in the transactions were recorded at their respective estimated fair values at the acquisition date. The fair value measurements represent Level 3 measurements as they are based on significant inputs not observable in the market.

The total aggregate purchase consideration, net of cash acquired, was as follows:

Purchase Consideration
Cash	$126.1
Purchase consideration	126.1
Less: Cash acquired	(1.8)
Purchase consideration, net of cash acquired	$124.3

Assets acquired and liabilities assumed in connection with the acquisition have been recorded at their respective estimated fair values as of the closing date. The purchase price was finalized during the fourth quarter of 2018.
The following table summarizes the values of the assets acquired and liabilities assumed at the closing date:

Purchase Price Allocation
Current assets	$18.1
Property, plant and equipment, net	28.5
Intangible assets	40.4
Total identifiable assets	87.0
Current liabilities	5.3
Total identifiable liabilities assumed	5.3
Goodwill	42.6
Purchase consideration, net of cash acquired	$124.3

Goodwill is calculated as the excess of the consideration transferred over the fair value of the net assets acquired that could not be individually identified and separately recognized. The factors contributing to the recognition of goodwill include the future growth potential of Geist and its assembled workforce. Goodwill was assigned to the Americas and EMEA segments and is expected to be deductible for income tax purposes in the U.S.

The following table details the total identifiable intangible assets acquired, their useful lives and fair values:

	Useful Life (Years)	Fair Value
Customer relationships	15	$21.9
Developed technology	15	12.4
Trademarks	5	6.1
Total finite-lived identifiable intangible assets		$40.4
Weighted average useful life of finite-lived intangibles (years)		13.5

Acquisition of Energy Labs, Inc.

On December 28, 2017, Vertiv acquired Energy Labs, Inc. ("Energy Labs"), a leading provider of direct and indirect air handling systems and modular data center solutions for $149.5. The Company used the acquisition method of accounting to account for this transaction. Under the acquisition method of accounting, the assets acquired and liabilities assumed in the transaction were recorded at their respective estimated fair values at the acquisition date. The U.S. GAAP purchase price includes estimated contingent consideration of $12.8 at the date of acquisition related to the potential maximum $34.5 payment contingent on the achievement of 2018 adjusted income measures. The Company determined the fair value of the contingent consideration based on an income approach using a risk-neutral simulation model. Inputs include the financial forecasts of the future operating results of Energy Labs, the probability of reaching the forecast, and the associated discount rate. At December 31, 2017, a discount rate of 14.8% was utilized in the valuation. On an undiscounted basis, the range of outcomes was zero to $34.5. The fair value measurements represent Level 3 measurements as they are based on significant inputs not observable in the market. The contingent consideration was revalued each quarter under the same valuation technique applied during purchase accounting. The fair value of contingent consideration decreased during the year ended December 31, 2018 by $10.0 to $2.8 due to remeasurement which was recognized in other deductions, net, in the consolidated statement of earnings (loss) and represents our best estimate of the final amount due under this arrangement.

The total aggregate purchase consideration, net of cash acquired, was as follows:

Purchase Consideration
Cash	$144.2
Contingent consideration	12.8
Purchase consideration	157.0
Less: Cash acquired	(7.5)
Purchase consideration, net of cash acquired	$149.5

Assets acquired and liabilities assumed in connection with the acquisition have been recorded at their respective estimated fair values as of the closing date. The purchase price was finalized during the fourth quarter of 2018.

The following table summarizes the values of the assets acquired and liabilities assumed at the closing date:

Purchase Price Allocation
Current assets	$26.4
Property, plant and equipment, net	23.6
Intangible assets	73.7
Total identifiable assets	123.7
Current liabilities	13.3
Deferred income taxes	23.1
Total identifiable liabilities assumed	36.4
Goodwill	62.2
Purchase consideration, net of cash acquired	$149.5

Goodwill is calculated as the excess of the consideration transferred over the fair value of the net assets acquired that could not be individually identified and separately recognized. The factors contributing to the recognition of goodwill include the future growth potential of Energy Labs and its assembled workforce. All of the goodwill was assigned to the Americas segment and none of the goodwill is expected to be deductible for income tax purposes.
The following table details the total identifiable intangible assets acquired, their useful lives and fair values:

	Useful Life (Years)	Fair Value
Customer relationships	10	$59.7
Trademarks	5	3.3
Capitalized software	5	7.5
Other Intangibles	1	3.2
Total finite-lived identifiable intangible assets		$73.7
Weighted average useful life of finite-lived intangibles (years)		8.9

For financial accounting purposes, there were certain items including amortizable intangible assets and the excess of fair value of assets over tax basis that were treated as temporary differences.

During 2017 Vertiv made net payments of $75.0 to finalize the acquisition accounting with Emerson Network Power related to the 2016 acquisition.

(3) REVENUE

Beginning with the first quarter of 2019, we revised our sales by product and service. Accordingly, we have restated our disaggregated revenue table by product and service offering below to conform with the 2019 presentation.
We have determined the following types of performance obligations exist within our contracts with customers:
Critical infrastructure & solutions

We identify delivery of products as performance obligations within the critical infrastructure & solutions offering. Such products include AC and DC power management, thermal management, modular hyperscale type data center sites, as well as hardware for managing IT equipment. We generally satisfy these performance obligations and recognize revenue for these products at a point in time when control has transferred to the customer. The transfer of control generally occurs when the product has been shipped or delivery has occurred, depending on shipping terms.

For customized products that the customer controls at the customer’s site while we build and customize the product, we recognize revenue over time because the customer obtains control of the asset as it is built. For these products, we use an input method to recognize revenue based on costs incurred relative to total estimated project costs as this represents the most faithful measure of the goods transferred to the customer.

Services & software solutions

Services include preventative maintenance, acceptance testing, engineering and consulting, performance assessments, remote monitoring, training, spare parts, and digital critical infrastructure software. Services are generally recognized as the services are provided, or straight-line for stand-ready contracts, because the customer simultaneously receives and consumes the benefit as we perform the services. We recognize revenue for software applications at a point in time upon transfer of the software and monitoring services are recognized over time.

I.T. and edge infrastructure and solutions

Performance obligations within I.T. and edge infrastructure include the delivery of racks, rack power, rack power distribution, rack thermal systems, and configurable integrated solutions. For these performance obligations, we recognize revenue at a point in time based on when transfer of control occurs.

Disaggregation of Revenues

The following table disaggregates our revenue by product and service offering and timing of transfer of control:

	Year Ended December 31, 2019
	Americas	Asia Pacific	Europe, Middle East, & Africa	Total
Sales by Product and Service Offering:
Critical infrastructure & solutions	$1,355.4	$763.2	$514.0	$2,632.6
Services & software solutions	679.4	336.0	283.5	1,298.9
I.T. & edge infrastructure and solutions	194.3	178.8	126.6	499.7
Total	$2,229.1	$1,278.0	$924.1	$4,431.2

Timing of revenue recognition:
Products and services transferred at a point in time	$1,592.4	$1,007.1	$748.9	$3,348.4
Products and services transferred over time	636.7	270.9	175.2	1,082.8
Total	$2,229.1	$1,278.0	$924.1	$4,431.2

	Year Ended December 31, 2018
	Americas	Asia Pacific	Europe, Middle East, & Africa	Total
Sales by Product and Service Offering:
Critical infrastructure & solutions	$1,246.4	$723.9	$481.5	$2,451.8
Services & software solutions	669.8	339.1	267.2	1,276.1
I.T. & edge infrastructure and solutions	229.5	181.2	147.0	557.7
Total	$2,145.7	$1,244.2	$895.7	$4,285.6

Timing of revenue recognition:
Products and services transferred at a point in time	$1,530.6	$973.5	$701.8	$3,205.9
Products and services transferred over time	615.1	270.7	193.9	1,079.7
Total	$2,145.7	$1,244.2	$895.7	$4,285.6

The opening and closing balances of our current and long-term contract assets and current and long-term deferred revenue are as follows:

	Balances at December 31, 2019	Balances at December 31, 2018
Deferred revenue - current (1)	$160.9	$170.5
Deferred revenue - noncurrent (2)	41.3	36.5
Other contract liabilities - current (1)	39.8	29.8

(1) Current deferred revenue and contract liabilities are included within accrued expenses.
(2) Noncurrent deferred revenue is recorded within other long-term liabilities.

Deferred revenue consists primarily of maintenance, extended warranty and other service contracts. We expect to recognize revenue of $21.8, $12.8 and $6.7 in the years ending December 31, 2021, 2022, and thereafter, respectively.

(4) DISCONTINUED OPERATIONS

On July 27, 2017, the Company entered into an agreement to sell its critical power business for approximately $1,250.0. The sale closed on October 31, 2017. The decision to divest this business was part of our strategy to focus on applying resources toward business and technological advancements in our core data center, telecommunications and commercial and industrial markets.
We determined the sale of the critical power business represents discontinued operations as it constitutes a disposal of an operating segment, meets held for sale criteria, and is a strategic shift that will have a major effect on our operations and financial results. As a result, we reclassified the related earnings (loss) from continuing operations to earnings (loss) from discontinued operations - net of income taxes on the consolidated statement of earnings (loss) for all the periods presented. No amounts for shared general and administrative operating support expense were allocated to the discontinued operation.
As a result of the transaction, Vertiv recorded an after-tax gain on the sale of the business of approximately $33.2 for the year ended December 31, 2017. During 2018, Vertiv recorded additional after-tax gain on the sale of the business of $6.9, related to a $4.4 working capital settlement and $2.5 of other tax adjustments.
The following table provides the major classes of line items constituting the results of the discontinued operations during the year ended December 31, 2017. The year ended December 31, 2017, includes the results of operations as a discontinued operation for the Company's critical power business through October 31, 2017, the date of its disposition, and the gain on the disposition of the discontinued operation.

December 31, 2017
Net sales
Net sales	$365.9
Costs and expenses
Cost of sales	204.3
Selling, general and administrative expenses	91.1
Other deductions (income), net	55.3
Interest expense, net	28.7
Earnings (loss) before income taxes	(13.5)
Income tax expense	1.9
Earnings (loss) from Discontinued Operations - before gain on sale of discontinued operations	$(15.4)
Gain on Disposition of Discontinued Operations - net of income taxes	33.2
Earnings (loss) from Discontinued Operations - net of income taxes	$17.8

There were no assets and liabilities of discontinued operations on the Consolidated Balance Sheet at December 31, 2019 or 2018.
The following table summarizes the depreciation, amortization, and capitalized expenditures for discontinued operations during the year ended December 31, 2017.

December 31, 2017
Depreciation	$2.5
Amortization	55.0
Capital expenditures	0.6

(5) RESTRUCTURING COSTS

Restructuring expense reflects costs associated with the Company's efforts to continually improve operational efficiency and deploy assets to remain competitive on a worldwide basis. Shutdown costs include severance, benefits, stay bonuses, lease and contract terminations and asset write-downs. Start-up and moving costs include costs of moving fixed assets, employee training and relocation. Vacant facility costs include security, maintenance, utilities and other costs.
Restructuring expenses were $20.7, $46.2, $41.6 for the years ended December 31, 2019, 2018 and 2017, respectively. These expenses are recorded in other deductions, net in the consolidated statements of earnings (loss). The Company expects full year 2020 restructuring expense to be approximately $7.9. This expense primarily will relate to severance and benefits as part of the organizational re-alignment initiatives.
The change in the liability for restructuring costs for the year ended December 31, 2019 follows:

	2018	Paid/ Utilized	Expense	2019
Severance and benefits	$24.6	$(21.6)	$18.6	$21.6
Lease and contract terminations	—	—	—	—
Vacant facility and other shutdown costs	1.2	(1.3)	0.7	0.6
Start-up and moving costs	—	(1.4)	1.4	—
Total	$25.8	$(24.3)	$20.7	$22.2

The change in the liability for restructuring costs for the year ended December 31, 2018 follows:

	2017	Paid/ Utilized	Expense	2018
Severance and benefits	$20.1	$(28.7)	$33.2	$24.6
Lease and contract terminations	2.2	(2.2)	—	—
Vacant facility and other shutdown costs	5.9	(15.2)	10.5	1.2
Start-up and moving costs	0.1	(2.6)	2.5	—
Total	$28.3	$(48.7)	$46.2	$25.8
The change in liability for the restructuring costs for the year ended December 31, 2017 follows:

	2016	Paid/ Utilized	Expense	2017
Severance and benefits	$14.8	$(24.7)	$30.0	$20.1
Lease and contract terminations	0.2	(0.3)	2.3	2.2
Vacant facility and other shutdown costs	0.2	(2.4)	8.1	5.9
Start-up and moving costs	0.4	(1.5)	1.2	0.1
Total	$15.6	$(28.9)	$41.6	$28.3
Restructuring expense by business segment follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Americas	$5.3	$13.7	$11.7
Asia Pacific	3.9	8.3	13.6
Europe, Middle East & Africa	11.1	19.0	15.5
Corporate	0.4	5.2	0.8
Total	$20.7	$46.2	$41.6

(6) GOODWILL AND OTHER INTANGIBLES

The change in the carrying value of goodwill by segment follows:

	Americas	Asia Pacific	Europe, Middle East & Africa	Total
Balance, December 31, 2017	$356.4	$53.1	$186.6	$596.1
Foreign currency translation	1.9	(2.5)	(10.5)	(11.1)
Measurement period adjustments (1)	9.0	0.3	3.0	12.3
Acquisitions (1)	29.2	—	7.5	36.7
Balance, December 31, 2018	$396.5	$50.9	$186.6	$634.0
Foreign currency translation and other	(25.0)	(0.6)	(2.6)	(28.2)
Balance, December 31, 2019	$371.5	$50.3	$184.0	$605.8

(1)Represents measurement period adjustments related to the Geist and Energy Labs acquisitions. See note 2 for additional information.

The gross carrying amount and accumulated amortization of identifiable intangible assets by major class follow:

As of December 31, 2019	Gross	Accumulated Amortization	Net
Customer relationships	$1,099.2	$(268.2)	$831.0
Developed Technology	328.2	(105.4)	222.8
Capitalized software	103.3	(35.8)	67.5
Trademarks	38.6	(12.4)	26.2
Favorable operating leases	2.1	(2.1)	—
Total finite-lived identifiable intangible assets	$1,571.4	$(423.9)	$1,147.5
Indefinite-lived Trademarks	294.1	—	294.1
Total Intangible Assets	$1,865.5	$(423.9)	$1,441.6
As of December 31, 2018	Gross	Accumulated Amortization	Net
Customer relationships	$1,102.0	$(180.4)	$921.6
Developed Technology	326.2	(70.5)	255.7
Capitalized software	81.6	(17.9)	63.7
Trademarks	38.6	(7.7)	30.9
Favorable operating leases	2.1	(1.8)	0.3
Backlog	139.2	(139.2)	—
Total finite-lived identifiable intangible assets	$1,689.7	$(417.5)	$1,272.2
Indefinite-lived Trademarks	292.0	—	292.0
Total Intangible Assets	$1,981.7	$(417.5)	$1,564.2

Total intangible asset amortization expense for the years ended December 31, 2019, 2018 and 2017, was $145.8, $156.6, $224.8, respectively. Based on intangible asset balances as of December 31, 2019, expected amortization expense is $145.2 in 2020, $145.9 in 2021, $137.9 in 2022, $133.2 in 2023, $133.0 in 2024.

(7) DEBT

Long-term debt consists of the following as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Term Loan due 2023	$2,070.0	$2,070.0
9.250% Senior notes due 2024	750.0	750.0
12.00%/13.00% PIK notes due 2022	500.0	500.0
ABL Revolving Credit Facility	145.2	245.1
10.00% notes due 2024	120.0	—
Unamortized discount and issuance costs	(117.9)	(137.3)
Long-term debt, net	$3,467.3	$3,427.8

Contractual maturities of the Company’s debt obligations as of December 31, 2019 are shown below:

	Term Loan	9.250% Senior Notes	PIK Notes	ABL	10.00% Notes	Total
2020	$—	$—	$—	$—	$—	$—
2021	—	—	—	145.2	—	145.2
2022	—	—	500.0	—	—	500.0
2023	2,070.0	—	—	—	—	2,070.0
2024	—	750.0	—	—	120.0	870.0
Total	$2,070.0	$750.0	$500.0	$145.2	$120.0	$3,585.2

Term Loan

On November 30, 2016, Vertiv Group and Vertiv Intermediate II entered into a $2,320.0 senior term loan credit agreement that matures on November 30, 2023 with JPMorgan Chase Bank, N.A. as administrative agent and collateral agent (the “Term Loan Facility”, and the loan thereunder, the "Term Loan"). On February 9, 2017, Vertiv Group made a voluntary partial prepayment of $75.0 on the Term Loan, reducing the outstanding principal amount to $2,245.0.

On March 17, 2017, Vertiv Group, Vertiv Intermediate II, certain of their subsidiaries, the relevant lenders under the Term Loan Facility and the administrative agent under the Term Loan Facility amended the Term Loan Facility (the "Amended Term Loan Facility") to reduce the interest payable thereunder to the LIBO Rate (as defined in the documentation governing the Amended Term Loan Facility), plus the applicable margin of 4.00% per annum, or the Base Rate (as defined in the documentation governing the Amended Term Loan Facility) as in effect from time to time, plus the applicable margin of 3.00% per annum. The loans under the Amended Term Loan Facility amortize in quarterly installments in an amount equal to 1.00% per annum beginning in June 2020, and include other customary mandatory prepayments including: (a) commencing with the fiscal year ending December 31, 2018 (as clarified in that certain Amendment No. 2 described below), 75% (subject to step-downs based on first lien net leverage ratios) of Excess Cash Flow (as defined in documentation governing the Amended Term Loan Facility) and (b) subject to certain exceptions and reinvestment rights, the Term Loan requires that 100% of the net cash proceeds from certain asset sales, insurance recovery and condemnation events and unpermitted debt issuances are applied to repay the loans thereunder.

Subject to customary conditions, the Amended Term Loan Facility allows for an increase in the commitments thereunder by an amount not to exceed the sum of (i) $325.0, (ii) all previous voluntary prepayments of the loans thereunder as of the relevant date of determination (other than the prepayment described in the immediately subsequent paragraph), and (iii) an unlimited amount so long as the first lien net leverage ratio as of the relevant date of determination does not exceed 3.05 to 1.00 on a pro forma basis. The obligations of Vertiv Group under the Term Loan are guaranteed by Vertiv Intermediate II, and Vertiv Group's existing and future direct and indirect wholly-owned domestic subsidiaries, with certain exceptions, and secured by (i) first priority liens and security interests on substantially all of the fixed assets of Vertiv Group and the guarantors and (ii) second priority liens and security interests on substantially all current assets of Vertiv Group and the guarantors.

On November 1, 2017, Amendment No. 2 to the Term Loan Facility was executed and a $500.0 partial prepayment of the loans under the Amended Term Facility was made as a condition to the effectiveness of such Amendment No. 2. Amendment No. 2 also permitted the payment of a one-time dividend in connection with the sale of our critical power business and eliminated the quarterly installments of 1.00% per annum beginning in June 2020. The terms of the loan under the Amended Term Facility were otherwise unchanged. Lender fees of $8.7 were capitalized and are being amortized over the remaining life of the debt and $29.2 of original issuance costs were written off due to the prepayment. Additionally, $99.0 in consent fees and $6.2 of legal and administrative fees were expensed and are included in interest expense in the year ended December 31, 2017.

In December 2017, Vertiv Group, the guarantors party to the Amended Term Loan Facility on such date and JPMorgan Chase Bank, N.A., as administrative agent and the incremental lender, further modified the Amended Term Loan Facility to provide for an incremental borrowing of $325.0 on the Term Loan, resulting in a principal balance of $2,070.0 and $4.2 of issuance costs capitalized.

9.250% Senior Notes

On October 17, 2016, Vertiv Group issued $750.0 aggregate principal amount of 9.250% senior notes maturing on October 15, 2024 (the “2024 Notes”). The proceeds of the 2024 Notes were used to finance the Transaction and related costs.

Each 2024 Note bears interest at a rate of 9.250% per annum payable semi-annually on April 15 and October 15 of each year, which commenced with April 15, 2017. Prior to the maturity date, the 2024 Notes are also subject to repurchase of up to 100% of the outstanding aggregate principal at a redemption price of 100% plus an applicable premium (as defined in the indenture to the 2024 Notes) and accrued and unpaid interest. The 2024 Notes rank contractually equal in right of payment to all of Vertiv Group's other existing and future senior unsecured indebtedness. Each 2024 Note is guaranteed on a senior unsecured basis by all of Vertiv Group's domestic subsidiaries that are borrowers under or guarantee the Term Loan (as defined below) and the ABL Revolving Credit Facility. On October 27, 2017, Vertiv Group entered into a supplemental indenture to permit the payment of a one-time dividend in connection with the sale of our critical power business and to lower the cap on indebtedness permitted under the indenture.

12.00%/13.00% Senior PIK Toggle Notes due 2022

On February 9, 2017, Vertiv Intermediate Holding Corporation ("Holdco"), a wholly owned subsidiary of Vertiv Holding, issued $500.0 of 12.00%/13.00% Senior PIK Toggle Notes due 2022 (the "2022 Notes"). Holdco used the proceeds from the offering to (a) pay a cash dividend to its sole stockholder and (b) repay $75.0 of outstanding loans under the Term Loan. Holdco's only material asset is the capital stock of Vertiv Intermediate Holding II Corporation ("Vertiv Intermediate II"), another holding corporation whose only material assets are its equity interest in Vertiv Group. Other than the 2022 Notes and its ownership of the capital stock of Vertiv Intermediate II, Holdco has no independent operations. Each note bears interest (a) at a cash interest rate of 12.00% per annum (b) at a "PIK" interest rate of 13.00% for interest paid through increases in the principal amount of notes outstanding or through issuances of new notes (upon satisfaction of certain conditions), either of which is payable semi-annually on February 15 and August 15 of each year, commencing with August 15, 2017. The 2022 Notes rank contractually equal in right of payment to all of Holdco's other existing and future senior unsecured indebtedness. On October 27, 2017, Holdco entered into a supplemental indenture to permit the payment of a one-time dividend in connection with the sale of the our critical power business and to lower the cap on indebtedness permitted under the indenture.

ABL Revolving Credit Facility

On November 30, 2016, Vertiv Group, as lead borrower, certain of its subsidiaries, as borrowers, and Vertiv Intermediate II entered into an aggregate $400.0 asset-based revolving credit agreement (the "ABL Revolving Credit Agreement") that matures on November 30, 2021 (such facility, the “ABL Revolving Credit Facility”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. Subject to certain terms and conditions, the ABL Revolving Credit Agreement allows Vertiv Group to increase the commitments under the ABL Revolving Credit Facility by an aggregate amount not to exceed $150.0, During the year ended December 31, 2019, Vertiv Group increased the limit on the ABL Revolving Credit Facility to $455.0. As of December 31, 2019, we have $95.0 of incremental capacity remaining. The commitments under the ABL Revolving Credit Agreement are bifurcated into (i) commitments in respect of a U.S. dollar-denominated sub-facility (the "U.S. Sub-facility") and (ii) commitments with respect of one or more sub-facilities available in multiple currencies outside of the U.S. dollar (collectively, the "Foreign Sub-facilities"). The obligations under the ABL Revolving Credit Facility are guaranteed (or, in the case of certain subsidiaries, co-borrowed) by Vertiv Intermediate II and Vertiv Group's existing and future direct and indirect wholly-owned domestic subsidiaries, with certain exceptions, and secured by (i) first priority liens and security interests on substantially all of the current assets of Vertiv Group and the guarantors, and (ii) second priority liens and security interests on substantially all of the fixed assets of Vertiv Group and the guarantors. In addition, the obligations in respect of the Foreign Sub-facilities are guaranteed (or in the case of certain subsidiaries, co-borrowed) by certain foreign subsidiaries of Vertiv Group, and secured by the assets of such foreign subsidiaries that are included in the asset base.

At the Vertiv Group's option, U.S. Sub-facility loans under the ABL Revolving Credit Facility bear interest at either (a) a LIBOR rate, plus an initial applicable margin of 1.75% (or 2.75% for borrowings within the FILO tranche), or (b) a base rate (not less than 2.00%) plus an initial applicable margin of 0.75% (or 1.75% for borrowings within the FILO tranche). Foreign Sub-facilities bear interest at the benchmark rate applicable to the elected currency each loan is carried in, plus an applicable margin. The applicable margin for all loans under the ABL Revolving Credit Facility following the Closing Date is the initial applicable margin. Following the Company’s first full fiscal quarter after the Closing Date and each quarter thereafter, the applicable margin is subject to an increase or decrease of 25 basis points from the initial applicable margin as determined by the average available borrowings for the preceding quarter. The ABL Revolving Credit Facility also requires a commitment fee be paid to the lenders on the average daily unused portion thereof at a rate of 0.25% per annum through maturity.

At December 31, 2019, the Company had $287.2 of availability under the ABL Revolving Credit Facility, net of letters of credit outstanding in the aggregate principal amount of $22.6.

10.00% Notes

During May 2019, Vertiv Group issued $120.0 aggregate principal amount of 10.00% senior secured second lien notes maturing on May 15, 2024 (with a springing maturity to November 15, 2021 if the Holdco’s PIK Toggle Notes are not repaid, redeemed or discharged, or the maturity with respect thereto is not otherwise extended, on or prior to November 15, 2021). Each note bears interest at a rate of 10.00% per annum payable semi-annually on May 15 and November 15 of each year.  The obligations of Vertiv Group under the notes are guaranteed by Vertiv Group’s existing and future direct and indirect wholly-owned domestic subsidiaries, with certain exceptions, and secured by liens junior in priority to the first priority liens securing each of Vertiv Group’s existing revolving credit agreement and existing term loan credit agreement.

(8) LEASES

The Company leases office space, warehouses, vehicles, and equipment. Leases have remaining lease terms of 1 year to 20 years, some of which have renewal and termination options. Termination options are exercisable at the Company's option. Terms and conditions to extend or terminate are recognized as part of the right-of-use assets and lease liabilities where prescribed by the guidance. The majority of our leases are operating leases. Finance leases are immaterial to our consolidated financial statements.

The Company determines if an arrangement is an operating lease at inception. Leases with an initial term of 12 months or less are not recorded on the balance sheet. All other operating leases are recorded on the balance sheet with a corresponding operating lease asset, net, representing the right to use the underlying asset for the lease term and the operating lease liabilities representing the obligation to make lease payments arising from the lease. The Company's lease agreements do not contain any material residual value guarantees or restrictive covenants.

Operating lease assets and operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term and include options to extend or terminate the lease when they are reasonably certain to be exercised. The present value of lease payments is determined primarily using the incremental borrowing rate, adjusted for lease term and foreign currency, based on the information available at lease commencement date. Lease agreements with lease and non-lease components are generally accounted for as a single lease component. The Company’s operating lease expense is recognized on a straight-line basis over the lease term.

Operating lease expense is as follows:

Year ended December 31, 2019
Operating lease cost	$49.7
Short-term and variable lease cost	31.6
Total lease cost	$81.3

Supplemental cash flow information related to operating leases is as follows:

Year ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows - payments on operating leases	$51.7
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$157.0

Supplemental balance sheet information related to operating leases is as follows:

	Financial statement line item	December 31, 2019
Operating lease right-of-use assets	Other assets	$110.4

Operating lease liabilities	Accrued expenses and other liabilities	35.0
Operating lease liabilities	Other long-term liabilities	78.2
Total lease liabilities		$113.2

Weighted average remaining lease terms and discount rates for operating leases are as follows:

December 31, 2019
Weighted Average Remaining Lease Term	4.5 years
Weighted Average Discount Rate	7.3%

Maturities of lease liabilities at December 31, 2019 are as follows:

December 31, 2019
Operating Leases
2020	$43.3
2021	31.6
2022	24.1
2023	18.0
2024	10.6
Thereafter	14.2
Total Lease Payments	141.8
Less: Imputed Interest	(28.6)
Present value of lease liabilities	$113.2

As previously disclosed in our 2018 financial statements and under the previous lease accounting standard, future minimum annual rentals under noncancellable long-term leases, exclusive of maintenance, taxes, insurance and other operating costs as of December 31, 2018 were as follows:

2019	$51.4
2020	37.2
2021	25.4
2022	17.9
2023	12.4
Thereafter	19.2
Total noncancelable long-term leases	$163.5

(9) PENSION PLANS

Most of the Company’s employees participate in defined contribution plans, including 401(k), profit sharing, and other savings plans that provide retirement benefits.

Certain U.S. and non-U.S. employees participate in Company specific or statutorily required defined benefit plans. In general, the Company’s policy is to fund these plans based on legal requirements, required benefit payments, and other factors.

Retirement plans expense includes the following components:

	U.S. Plans
	December 31, 2019	December 31, 2018	December 31, 2017
Company defined benefit plans:
Service cost	$—	$—	$0.1
Interest cost	—	—	0.4
Expected return on plan assets	—	—	(0.6)
Net amortization	—	0.2	—
Net periodic pension expense	—	0.2	(0.1)
Settlement	—	(0.1)	0.9
Defined contribution plans	13.5	12.7	14.8
Total	$13.5	$12.8	$15.6

	Non-U.S. Plans
	December 31, 2019	December 31, 2018	December 31, 2017
Company defined benefit plans:
Service cost	$2.4	$2.6	$2.8
Interest cost	2.4	2.3	2.6
Expected return on plan assets	(0.9)	(0.7)	(0.9)
Net amortization	—	—	—
Net periodic pension expense	3.9	4.2	4.5
Curtailment	—	(1.3)	(1.6)
Settlement	—	—	0.1
Defined contribution plans	2.8	3.7	2.6
Total	$6.7	$6.6	$5.6

Details of the changes in the actuarial present value of the projected benefit obligation and the fair value of plan assets for defined benefit pension plans follow:

	U.S. Plans
	December 31, 2019	December 31, 2018
Projected benefit obligation, beginning	$0.9	$4.4
Service cost	—	—
Interest cost	—	—
Actuarial loss	—	(0.6)
Benefits paid	—	(0.2)
Acquisition/Divestiture	—	—
Settlements	—	(2.7)
Projected benefit obligation, ending	$0.9	$0.9
Fair value of plan assets, beginning	—	3.7
Employer contributions	0.1	0.1
Benefits paid	(0.1)	(0.2)
Acquisition/Divestiture	—	—
Settlements	—	(2.7)
Foreign currency translation and other	—	(0.9)
Fair value of plan assets, ending	$—	$—
Net amount recognized in the balance sheet	$(0.9)	$(0.9)
Amounts recognized in the balance sheet:
Noncurrent asset	$—	$—
Current liability	(0.1)	—
Noncurrent liability	(0.8)	(0.9)
Net amount recognized in the balance sheet	$(0.9)	$(0.9)
Accumulated other comprehensive loss	$—	$—

	Non-U.S. Plans
	December 31, 2019	December 31, 2018
Projected benefit obligation, beginning	$75.5	$76.7
Service cost	2.4	2.6
Interest cost	2.4	2.3
Actuarial loss	13.4	4.8
Benefits paid	(2.4)	(2.2)
Participant contributions	0.3	0.3
Acquisition/Divestiture	—	—
Settlements	—	(0.1)
Curtailments	—	(4.1)
Foreign currency translation and other	(1.0)	(4.8)
Projected benefit obligation, ending	$90.6	$75.5
Fair value of plan assets, beginning	13.7	14.3
Actual return on plan assets	1.0	0.2
Employer contributions	2.4	2.1
Participants' contributions	0.3	0.3
Benefits paid	(2.4)	(2.2)
Acquisition/Divestiture	—	—
Settlements	—	(0.1)
Foreign currency translation and other	(0.1)	(0.9)
Fair value of plan assets, ending	$14.9	$13.7
Net amount recognized in the balance sheet	$(75.7)	$(61.8)
Amounts recognized in the balance sheet:
Noncurrent asset	$0.5	$0.6
Current liability	(2.2)	(1.8)
Noncurrent liability	(74.0)	(60.6)
Net amount recognized in the balance sheet	$(75.7)	$(61.8)
Pretax accumulated other comprehensive (income) loss	$15.0	$1.6

As of December 31, 2019, U.S. plans were underfunded by $0.9 and non-U.S. plans were underfunded by $75.7. The U.S. funded status includes unfunded plans totaling $0.9 and the non-U.S. status includes unfunded plans totaling $76.2.

As of the plans' December 31, 2019 and 2018 measurement dates, the total accumulated benefit obligation was $81.4 and $69.6 , respectively. Also, as of the respective measurement dates, the total projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for retirement plans with accumulated benefit obligations in excess of plan assets were as follows:

	December 31, 2019	December 31, 2018
Projected benefit obligation	$83.7	$69.5
Accumulated benefit obligation	75.5	64.1
Fair value of plan assets	8.2	7.1

Future benefit payments by U.S. plans are estimated to be $0.1 in 2020, $0.1 in 2021, $0.1 in 2022, $0.1 in 2023,$0.1 in 2024 and $0.3 in total over the five years 2025 through 2029. Based on foreign currency exchange rates as of December 31, 2019, future benefit payments by non-U.S. plans are estimated to be $3.4 in 2020, $2.7 in 2021, $3.3 in 2022, $3.4 in 2023, $3.6 in 2024, and $23.4 in total over the five years 2025 through 2029. The Company expects to contribute approximately $0.3 to its retirement plans in 2020. Company defined benefit pension plan expense for 2020 is expected to be approximately $4.9, versus $3.7 in 2019.

The weighted-average assumptions used in the valuation of pension benefits are as follows:

	U.S. Plans		Non-U.S. Plans
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net pension expense
Discount rate	4.30%	3.35%	3.24%	3.27%
Expected return on plan assets	—%	—%	6.59%	5.17%
Rate of compensation increase	—%	—%	3.36%	3.04%
Benefit obligations
Discount rate	2.95%	4.30%	2.51%	3.24%
Rate of compensation increase	—%	—%	3.46%	3.36%

Actuarially developed yield curves are used to determine discount rates. The expected return on plan assets assumption is determined by reviewing the investment returns of the plans for the past 10 years plus longer-term historical returns of an asset mix approximating the Company's asset allocation targets, and periodically comparing these returns to expectations of investment advisors and actuaries to determine whether long-term future returns are expected to differ significantly from the past.

The Company's Non-U.S. Plan asset allocations at December 31, 2019 and December 31, 2018 follow:

	Non-U.S. Plans
	December 31, 2019	December 31, 2018
Equity securities	—%	—%
Debt securities	28%	30%
Insurance arrangements	53%	50%
Cash	—%	—%
Other	19%	20%
Total	100%	100%

The Company did not have any U.S Plan assets at December 31, 2019.

The primary objective for the investment of plan assets is to secure participant retirement benefits while earning a reasonable rate of return. Plan assets are invested consistent with the principles of prudence and diversification with a long-term investment horizon. The strategy for equity assets is to minimize concentrations of risk by investing primarily in companies in a diversified mix of industries worldwide, while targeting neutrality in exposure to market capitalization levels, growth versus value profile, global versus regional markets, fund types and fund managers.

The approach for debt securities emphasizes investment-grade corporate and government debt with maturities matching a portion of the longer duration pension liabilities. Leveraging techniques are not used and the use of derivatives in any fund is limited and inconsequential.

The fair values of defined benefit plan assets, organized by asset class and by the fair value hierarchy of ASC 820 as outlined in Note 1 follow:

	Level 1	Level 2	Level 3	Total	Percentage
December 31, 2019
Equity securities	$—	$—	$—	$—	—%
Debt securities	—	4.1	—	4.1	28%
Insurance arrangements	—	—	7.8	7.8	53%
Cash	—	—	—	—	—%
Other	0.5	—	2.4	2.9	19%
Total	$0.5	$4.1	$10.2	$14.8	100%
December 31, 2018
Equity securities	$—	$—	$—	$—	—%
Debt securities	—	4.1	—	4.1	30%
Insurance arrangements	—	—	6.8	6.8	50%
Cash	—	—	—	—	—%
Other	—	0.6	2.2	2.8	20%
Total	$—	$4.7	$9.0	$13.7	100%

Asset Classes

Global equities reflects companies domiciled in the U.S., including multi-national companies, as well as companies domiciled in developed nations outside the U.S. Corporate and government bonds represents investment-grade debt of issuers primarily outside the U.S. and insurance arrangements typically ensure no market losses or provide for a small minimum return guarantee and are primarily invested in bonds by the insurer. Other includes cash and general funds that invest primarily in equities, bank deposits and bonds with a guaranteed rate of return.

Fair Value Hierarchy Categories

Valuations of Level 1 assets for all classes are based on quoted closing market prices from the principal exchanges where the individual securities are traded. Cash is valued at cost, which approximates fair value. Equity securities categorized as Level 2 assets are primarily non-exchange traded commingled or collective funds where the underlying securities have observable prices available from active markets. Valuation is based on the net asset value of fund units held as derived from the fair value of the underlying assets. Debt securities categorized as Level 2 assets are generally valued based on independent broker/dealer bids or by comparison to other debt securities having similar durations, yields and credit ratings. Other Level 2 assets are valued based on a net asset value of fund units held, which is derived from either market-observed pricing for the underlying assets or broker/dealer quotation. U.S. equity securities classified as Level 3 are fund investments in private companies. Valuation techniques and inputs for these assets include discounted cash flow analysis, earnings multiple approaches, recent transactions, transfer restrictions, prevailing discount rates, volatilities, credit ratings and other factors. In the other class, interests in mixed assets funds are Level 2, and non-U.S. general fund investments and insurance arrangements are Level 3.

Details of the changes in value for Level 3 assets are as follows:

	Year Ended
	December 31, 2019	December 31, 2018
Level 3, beginning	$9.0	$8.8
Gains (losses) on assets held	0.7	(0.3)
Purchases, sales and settlements, net	0.5	0.5
Level 3, ending	$10.2	$9.0

(10) MULTIEMPLOYER PENSION PLANS

A small subsidiary of the Company has approximately 100 employees who participate in various International Brotherhood of Electrical Workers (IBEW) multiemployer plans under the terms of collective bargaining agreements covering union-represented employees in the U.S. The risks of participating in a multiemployer plan are different from a single employer plan in the following aspects: a) assets contributed to multiemployer plan by one employer may be used to provide benefits to employees of other participating employers; b) if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and c) if the subsidiary chooses to stop participating in the multiemployer plan, it could be required to pay a calculated amount, based on the funded status of the plan, referred to as a withdrawal liability.
The Company does not participate in any multiemployer benefit plans that are considered to be individually significant. The Company's contributions did not represent more than five percent of the total contributions to any individual multiemployer plan, except for IBEW Local Union 82 Pension Fund. All except four of the plans in which the company participates in were funded at a level of 80% or greater. None of the plans in which the Company participates are expected to become insolvent as indicated by actuarial certification required under the Multiemployer Pension Reform Act of 2014.

The Company's contribution to all multiemployer plans totaled $1.5, $1.1, and $1.5 for the years ended December 31, 2019, 2018, and 2017, respectively.

(11) INCOME TAXES

The effective tax rate for continuing operations was (35.0)%, (18.4)%, and 4.8% for the years ended December 31, 2019, 2018, and 2017, respectively. The effective rate in the current period is primarily influenced by the mix of income between our U.S. and non-U.S. operations, changes in valuation allowance for U.S. federal purposes, the GILTI provisions of the Tax Cuts and Jobs Act (“the Act”), and additional reserves for uncertain tax positions. For the year ended December 31, 2018, income tax expense was primarily influenced by the impact of the GILTI provisions of the Act and the mix of income between our U.S. and non-U.S. operations which was offset by changes in valuation allowance for U.S. federal purposes. For the year ended December 31, 2017, income tax expense was primarily influenced by the recognition of a valuation allowance for U.S. federal and state purposes, the impact of the Act, recognition of the outside basis difference in stock of a subsidiary that was divested and withholding taxes on repatriation of earnings and other payments made between affiliates.

On December 22, 2017, the Act made significant changes to the Internal Revenue Code, effective for tax years beginning after December 31, 2017. The Act reduced the U.S. federal corporate income tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings for certain foreign subsidiaries and created new taxes on certain foreign sourced earnings.

During the quarter ended December 31, 2018, we completed the accounting for the tax effects of the Act. As a result, we recorded a tax benefit of $14.1 for the year ended December 31, 2018 to adjust provisional amounts recorded as of December 31, 2017 related to the tax effects of the Act which are included as a component of income tax expense from continuing operations. The estimate included a one-time transition tax on the mandatory deemed repatriation of foreign earnings, and which was adjusted by $15.9 from $28.0 to $12.1. This adjustment was based on a decrease in cumulative foreign earnings from $180.4 to $78.2. In addition, the provisional amount related to the remeasurement of certain deferred tax assets and liabilities resulted in additional expense of $1.4 while the change in valuation allowance resulted in additional expense of $0.4.

The global intangible low-taxed income ("GILTI") provisions of the Act require the Company to include in its U.S. income tax return foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets. The Company expected to be subject to the GILTI provisions, and has made the policy election to record any liability associated with GILTI in the period in which it is incurred. These rules resulted in $18.0 and $4.2 of additional income tax expense in 2019 and 2018 respectively.

The base-erosion and anti-abuse tax (“BEAT”) provisions of the Act impose an additional tax if certain base-erosion payments reduce the Company’s U.S. income tax liability. The Company was not subject to this tax for the years ended December 31, 2019 and December 31, 2018.

In addition to the GILTI and BEAT provisions, the Act includes a favorable provision that allows for a partial deduction for foreign-derived intangible income ("FDII"). The Company expects that it will benefit from the deduction in future periods but is not applicable to the years ended December 31, 2019 and December 31, 2018.

Earnings (loss) before income taxes from continuing operations consists of the following:

	December 31, 2019	December 31, 2018	December 31, 2017
United States	$(201.1)	$(351.4)	$(427.9)
Non-U.S. (1)	96.8	80.4	20.8
Total loss before income taxes	$(104.3)	$(271.0)	$(407.1)

(1)Certain of the Company's Non-U.S. entities generate significant losses for which a valuation allowance is provided for and accordingly do not create a tax benefit.

The principal components of income tax expense (benefit) from continuing operations consists of the following:

	December 31, 2019	December 31, 2018	December 31, 2017
Current:
Federal	$—	$—	$—
State and local	(1.4)	6.0	4.5
Non-U.S.	51.0	83.8	61.7
Deferred:
Federal	(0.4)	(8.4)	(46.3)
State and local	(1.8)	(2.7)	(7.0)
Non-U.S.	(10.9)	(28.8)	(32.6)
Income tax expense (benefit)	$36.5	$49.9	$(19.7)

Included in deferred Federal tax expense (benefit) for 2017 includes $(3.0) for adjustments to the Company's deferred tax liabilities and assets for the enacted U.S. statutory tax rate changes. For income tax expense (benefit) associated with the sale of ASCO, refer to Note 4, Discontinued Operations.

Reconciliation of U.S. federal statutory taxes to the Company’s total income tax expense (benefit) from continuing operations consists of the following:

	December 31, 2019	December 31, 2018	December 31, 2017
Taxes at U.S. statutory rate (21%) (1)	$(21.9)	$(56.9)	$(142.8)
State and local taxes, net of federal tax benefit	(4.0)	(6.0)	(12.7)
Non-U.S. rate differential	4.3	4.2	(0.6)
Non-U.S. tax holidays	(4.6)	(1.8)	2.1
Uncertain tax positions	16.0	21.5	3.5
Tax Cuts and Jobs Act of 2017	—	(14.1)	23.0
Global intangible low-tax income inclusion	13.8	4.2	—
Change in valuation allowances	17.0	104.7	93.4
Taxes on undistributed foreign earnings and withholding/ dividend taxes	8.5	(2.3)	16.0
U.S. implications of non-U.S. earnings	(1.8)	12.3	2.3
R&D deduction/ credit	(2.2)	(11.8)	(8.9)
Non-taxable settlement of contingent consideration	—	(3.2)	(6.3)
Other permanent differences	6.7	10.5	0.4
Impact of rate changes in non-U.S. jurisdictions	4.8	(1.3)	(13.2)
Outside basis difference on divestiture	—	(6.6)	19.1
Non-deductible transaction costs	—	—	(5.9)
Other (2)	(0.1)	(3.5)	10.9
Total income tax expense (benefit)	$36.5	$49.9	$(19.7)

(1)The U.S. statutory rate was 35% for the period prior to January 1, 2018.
(2)Represents several adjustments, none of which are significant for separate disclosure.

The Company has reached tax holiday agreements with certain non-U.S. tax jurisdictions, China being the most significant, and most of the holidays are scheduled to expire between 2019 and 2021. It is the Company's intention to reapply for these holidays as they expire. We anticipate that we will continue to qualify for these holidays but will assess based on business conditions at the time of renewal.

As of December 31, 2019 and December 31, 2018 the Company has recognized a $45.1 and $46.5 deferred income tax liability for U.S. federal income taxes and foreign withholding taxes on outside basis differences for certain foreign subsidiaries. As of December 31, 2019 and 2018, the Company has provided for U.S. federal income taxes, foreign withholding and other taxes on outside basis differences in foreign subsidiaries with earnings that are not indefinitely reinvested. Certain earnings of certain foreign affiliates continue to be indefinitely reinvested, but determining the impact was not practicable.

The principal items that gave rise to deferred income tax assets and liabilities follow:

	December 31, 2019	December 31, 2018
Deferred tax assets
Net operating losses and capital losses	$138.3	$168.2
Accrued liabilities	30.0	35.1
Employee compensation and benefits	13.7	16.8
Pensions	13.3	11.0
Business interest deduction limitation	98.9	57.3
Inventory	20.4	15.8
Litigation Reserve	—	14.9
Lease Liability	19.8	—
Bad Debts	6.3	—
Other	0.3	13.6
Total deferred tax assets, before valuation allowances	$341.0	$332.7
Valuation allowances	$(205.7)	$(208.0)
Deferred tax assets, net of valuation allowances	$135.3	$124.7
Deferred tax liabilities
Intangibles & Goodwill	(106.9)	(128.9)
Undistributed foreign earnings	(45.1)	(46.6)
Property, plant & equipment	(31.2)	(37.7)
Debt issuance costs	(46.1)	(56.4)
Lease Right of Use Asset	(18.8)	—
Other	(2.9)	(4.7)
Total deferred tax liabilities	$(251.0)	$(274.3)
Net deferred income tax liabilities	$(115.7)	$(149.6)

At December 31, 2019, the Company had federal net operating losses for all U.S. operations of $265.8, expiring at various times starting in 2036 with some losses having an unlimited carryforward period. At December 31, 2019, the gross amount of the Company’s state net operating losses was $538.1, expiring at various times between 2021 and 2039.

At December 31, 2019, the Company’s foreign net operating losses that are available to offset future taxable income were $254.7. These foreign loss carryforwards will expire at various times beginning in 2020 with some losses having an unlimited carryforward period.

At December 31, 2019, the Company’s foreign capital loss carryforwards were $57.1. These foreign capital loss carryforwards will expire in 2024.

A net decrease in the valuation allowance of $2.3 is due to certain deferred income taxes which are not more likely than not to be realized.

Pursuant to the terms of the separation, Emerson agreed to indemnify the Company for all U.S. federal, state or local income taxes that are attributable to any period prior to the separation. An indemnification receivable of $15.0 has been recorded in noncurrent other assets for the uncertain tax positions related to periods prior to the separation. The impact on the Company’s tax expense for changes in uncertain tax positions for periods prior to the separation (discussed below) will be offset by the Emerson indemnification, resulting in no net effect on the Company’s net income.

Following are changes in unrecognized tax benefits before considering recoverability of cross-jurisdictional tax credits (federal, state, and non-U.S.) and temporary differences. The amount of unrecognized tax benefits is not expected to significantly increase or decrease within the next 12 months.

	December 31, 2019	December 31, 2018	December 31, 2017
Beginning balance	$38.4	$22.0	$20.9
Additions for the current year tax positions	10.2	11.6	3.9
Additions for prior year tax positions	5.5	9.6	2.7
Reductions for prior year tax positions	(1.0)	(4.8)	(1.9)
Reductions for settlements with tax authorities	—	—	(3.4)
Reductions for expirations of statute of limitations	(0.5)	—	(0.2)
Ending balance	$52.6	$38.4	$22.0

The total amount of net unrecognized tax benefits that would affect income tax expense, if recognized in the Consolidated Financial Statements, is $40.4. In addition, an adjustment of $15.0 would result to other expense for reversal of the indemnification receivable. The Company accrues interest and penalties related to income taxes in income tax expense. As of December 31, 2019, 2018, and 2017, total accrued interest and penalties were $7.1, $6.2 and $6.1, respectively.

The U.S. is the major jurisdiction for which the Company files income tax returns. Examinations by the U.S. Internal Revenue Service are complete through 2013. The status of state and non-U.S. tax examinations varies due to the numerous legal entities and jurisdictions in which the Company operates. Pursuant to the terms of the separation, Emerson will indemnify the Company for any tax assessments for periods prior to the separation.

Vertiv Holdings, LLC and its eligible subsidiaries, file a consolidated U.S. Federal income tax return. Therefore, the Company can utilize Vertiv Group Corporation, and the Vertiv Holding Companies’ tax attributes or vice versa. The Company accounts for Vertiv Holdings LLC and Vertiv Holdings Companies operations under the separate return method. As Vertiv Holdings, LLC, Vertiv Holding Companies and the Vertiv Group Corporation have incurred tax losses since inception, there has been no reduction of the deferred tax assets above related to net operating loss carryforwards.

(12) OTHER FINANCIAL INFORMATION

Items reported in earnings include the following:

	December 31, 2019	December 31, 2018	December 31, 2017
Research and development expense	$198.5	$165.3	$166.5
Depreciation expense	57.1	60.4	61.2
Rent expense	81.4	80.4	61.1
Advertising expense	30.3	35.2	32.6

Items reported in accrued expenses include the following:

	December 31, 2019	December 31, 2018
Deferred revenue	$160.9	$170.5
Accrued payroll and other employee compensation	145.4	133.6
Product warranty	43.2	44.9
Litigation reserve (see Note 18)	92.9	60.0
Other (includes liabilities related to lease obligations, see note 8)	425.3	395.3
Total	$867.7	$804.3

In March 2017, Vertiv adopted the Vertiv Holding Corporation 2017 Transaction Exit Bonus Plan (the "Transaction Exit Bonus Plan"), under which participants may be entitled to receive compensation upon the occurrence of certain qualifying events. No qualifying events have occurred or were deemed probable of occurring as of December 31, 2019 because such events would be contingent and considered to be outside the grantee's control. Therefore, the event is not probable until it occurs and no amounts were paid or accrued under the Plan as of December 31, 2019.

The change in the sales returns and allowances and allowance for doubtful accounts is as follows:

	Year Ended
	December 31, 2019	December 31, 2018	December 31, 2017
Beginning balance	$36.0	$28.3	$18.0
Provision charged to expense	59.6	55.3	55.3
Deductions	(43.6)	(47.6)	(45.0)
Ending balance	$52.0	$36.0	$28.3

The change in inventory obsolescence is as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Beginning balance	$30.6	$15.3	$1.2
Provision charged to expense	21.3	20.9	14.4
Write-offs and other	7.8	(5.6)	(0.3)
Ending balance	$59.7	$30.6	$15.3

The change in the income tax valuation allowance is as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Beginning balance	$208.0	$108.5	$89.0
Additions (reductions) charged to expense	17.0	105.1	1.9
Additions (reductions) charged to other accounts	(19.3)	(5.6)	17.6
Ending balance	$205.7	$208.0	$108.5

(13) RELATED PARTY TRANSACTIONS

Transactions with Platinum Affiliates

The Company receives certain corporate and advisory services from Platinum Equity Advisors, LLC ("Advisors"), an affiliate of Platinum. These services are provided pursuant to a corporate advisory services agreement (the "CASA") between Advisors and the Company. During the year ended December 31, 2019 and 2018, the Company recorded $5.0 and $5.0, respectively, in charges related to the CASA which are included in selling, general and administrative expenses in the consolidated statements of earnings (loss). Additionally, during the year ended December 31, 2019 and 2018, the Company recorded $0.4 and $0.9, respectively, in charges related to other legal and consulting services and $1.3 related to the Geist acquisition during the year ended December 31, 2018.

During the year ended December 31, 2017, the Company recorded $15.0 in charges related to the CASA which are included in selling, general and administrative expenses in the consolidated statements of earnings (loss). Additionally, total charges of $22.2 comprised of $12.5, $4.3, $1.4, and $4.0 in transaction and financing fees incurred relating to the sale of the Company's critical power business, financing fees on the net proceeds received from the 2022 Notes, the purchase of Energy Labs, Inc. during 2017, and fees and expense reimbursement. The $12.5 of transaction and financing fees are included in other deductions, net, while the remaining fees are included in selling, general and administrative expenses. During 2017, Holdings LLC paid cash dividends to JV Holdings of $1,024.0 and Platinum purchased and sold $50.0 of the 2022 notes.

The Company also purchases and sells goods in the ordinary course of business with Platinum affiliates. A summary of the Company's purchases and sales of goods or services with affiliates of Platinum is as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Sales to Platinum affiliates	$0.4	$0.2	$—
Purchases from Platinum affiliates	65.0	56.6	5.0

	December 31, 2019	December 31, 2018
Accounts payable	$2.4	$0.5

Transactions with Emerson

On November 30, 2016 the Company and Emerson entered into a transition services agreement (the “Transition
Services Agreement”), pursuant to which Emerson or its affiliates provide certain transitional services to the Company, including administrative services and IT services. The term of the Transition Services Agreement began on November 30, 2016 and was scheduled to end on its twelve-month anniversary, unless otherwise agreed to with respect to an applicable service. Certain insignificant services continued during 2019. The Company may terminate any service provided to it for any reason upon 30-90 days prior written notice. Generally, services are charged at a monthly cost, which varies depending on the service provided.

The Company also purchases and sells goods and services and leases office space in the ordinary course of business with affiliates of Emerson. The Company sold a building to Emerson during 2018 for approximately $2.8 and received indemnification payments from Emerson of approximately $16.3.

Related-party transactions are as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Information technology services	$0.3	$1.4	$19.9
Medical insurance	—	—	3.6
Other programs	—	0.4	1.1
Shared service centers	—	—	13.5
General corporate costs	0.1	0.8	0.6

A summary of the Company’s purchases and sales of goods or services with affiliates of Emerson is as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Sales to Emerson affiliates	$3.1	$3.8	$5.2
Purchases from Emerson affiliates	33.8	32.0	42.8
Lease payments to Emerson affiliates	1.0	1.5	1.5

Related-party balances reported in the consolidated balance sheets include the following:

	December 31, 2019	December 31, 2018
Receivables	$0.5	$0.6
Accounts payable	3.7	4.8

(14) FINANCIAL INSTRUMENTS

Other Financial Instruments

We determine the fair value of debt using Level 2 inputs based on quoted market prices. The carrying amount of all other debt approximates fair value as those instruments are based on variable interest rates. The following table presents the fair value and carrying value of long-term debt, including the current portion of long-term debt as of December 31, 2019 and 2018.

	December 31, 2019		December 31, 2018
	Fair Value	Carrying Value	Fair Value	Carrying Value
Term Loan due 2023	$1,985.7	$1,990.7	$1,796.2	$1,973.8
9.250% Notes due 2024	780.0	726.4	686.8	722.9
12.00%/13.00% Senior PIK Toggle Notes due 2022	507.3	490.1	462.0	485.0
10.00% Notes due 2024	122.0	114.8	—	—
ABL Revolving Credit Facility due 2021	145.2	145.2	245.1	245.1

(15) OTHER DEDUCTIONS, NET

Other deductions, net are summarized as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Amortization of intangibles (excluding software)	$129.2	$146.2	$219.4
Restructuring costs (see Note 5)	20.7	46.2	41.6
Foreign currency loss (gain), net	(1.5)	(5.4)	11.2
Contingent consideration	—	(10.0)	(17.9)
Other, net	(2.3)	1.8	0.1
Total	$146.1	$178.8	$254.4

(16) ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Activity in accumulated other comprehensive income (loss) is as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Foreign currency translation, beginning	$43.2	$133.8	$(8.3)
Other comprehensive income (loss)	(10.3)	(90.6)	142.1
Foreign currency translation, ending	32.9	43.2	133.8
Pension, beginning	(1.4)	(0.3)	(2.2)
Actuarial (loss) gain deferred during the period, net of income taxes	(13.4)	(1.1)	1.9
Amortization of deferred losses into earnings	—	—	—
Pension, ending	(14.8)	(1.4)	(0.3)
Accumulated other comprehensive income (loss)	$18.1	$41.8	$133.5

Activity above is shown net of income taxes as of December 31, 2019, 2018 and 2017, respectively, as follows: pension actuarial losses deferred during the period: $0.1, $0.0, and $0.0; amortization of pension deferred losses into earnings: $0.0, $0.0, and $0.0.

(17) SEGMENT INFORMATION
The primary measure used for assessing segment performance and making operating decisions is earnings before interest and income taxes. Beginning with the first quarter of 2019, the segment performance measure excludes certain costs that support global product platform development and digital as a result of a change in the way we evaluate the performance of operations, develop strategy and allocate capital resources. Such costs are now included in Corporate and other. We also revised our sales by product and service offering categories during the first quarter of 2019. As noted below, certain prior year comparative segment measurements have been restated in the tables below to conform with the 2019 presentation.

The segment performance measure excludes corporate and other costs which consist of headquarters management costs, stock-based compensation, interest expense, other incentive compensation, global digital costs, and costs that support global product platform development and offering management. Intersegment selling prices approximate market prices. Summarized information about the Company’s results of operations by business segment and product and service offering follows:

Americas includes products and services sold for applications within the data center, communication networks and commercial/industrial markets in North America and Latin America. This segment’s principal product and service offerings include:
•Critical infrastructure and solutions includes AC and DC power management thermal management, modular hyperscale type data center sites, as well as hardware for managing IT equipment;
•I.T. and edge infrastructure includes racks, rack power, rack power distribution, rack thermal systems, and configurable integrated solutions; and
•Services and software solutions includes preventative maintenance, acceptance testing, engineering and consulting, performance assessments, remote monitoring, training, spare parts, and digital critical infrastructure software.
Asia Pacific includes products and services sold for applications within the data center, communication networks and commercial/industrial markets throughout China, India and the rest of Asia. Products and services offered are similar to the Americas segment.
Europe, Middle East & Africa includes products and services sold for applications within the data center, communication networks and commercial/industrial markets in Europe, Middle East & Africa. Products and services offered are similar to the Americas segment.

Business Segments

Sales	December 31, 2019	December 31, 2018	December 31, 2017
Americas	$2,251.4	$2,175.6	$1,886.7
Asia Pacific	1,378.0	1,346.9	1,239.5
Europe, Middle East & Africa	976.0	938.0	918.1
	4,605.4	4,460.5	4,044.3
Eliminations	(174.2)	(174.9)	(164.9)
Total	$4,431.2	$4,285.6	$3,879.4

Earnings (loss) from Continuing Operations before income taxes	December 31, 2019	December 31, 2018 (1)	December 31, 2017 (1)
Americas	$354.3	$301.0	$241.8
Asia Pacific	150.0	136.6	64.2
Europe, Middle East & Africa	64.3	29.8	45.4
	568.6	467.4	351.4
Corporate and other	(362.5)	(449.6)	(379.2)
Interest expense, net	(310.4)	(288.8)	(379.3)
Total	$(104.3)	$(271.0)	$(407.1)

(1)Beginning with the first quarter of 2019, the segment performance measure excludes certain costs that support global product platform development and digital as a result of a change in the way we evaluate the performance of operations, develop strategy and allocate capital resources. Such costs are now included in Corporate and other. Comparative segment measurements for the years ended December 31, 2018 and 2017 have been adjusted by $156.4 and $159.6 in Americas, $16.8 and $14.4 in APAC, and $35.6 and $32.4 in EMEA, respectively, to reflect this modification.

Total Assets	December 31, 2019	December 31, 2018
Americas	$2,296.4	$2,410.1
Asia Pacific	1,152.2	1,165.5
Europe, Middle East & Africa	947.5	980.3
	4,396.1	4,555.9
Corporate and other	261.3	238.5
Total	$4,657.4	$4,794.4

Intersegment sales	December 31, 2019	December 31, 2018	December 31, 2017
Americas	$22.3	$29.9	$25.3
Asia Pacific	100.0	102.7	90.5
Europe, Middle East & Africa	51.9	42.3	49.1
Total	$174.2	$174.9	$164.9

Depreciation and Amortization	December 31, 2019	December 31, 2018	December 31, 2017
Americas	$122.2	$130.7	$178.1
Asia Pacific	35.4	37.8	67.1
Europe, Middle East & Africa	24.0	35.8	39.9
Corporate and other	21.3	12.7	0.9
Total	$202.9	$217.0	$286.0

Capital Expenditures	December 31, 2019	December 31, 2018	December 31, 2017
Americas	$23.5	$23.6	$13.8
Asia Pacific	11.3	14.5	8.9
Europe, Middle East & Africa	10.0	21.7	13.4
Corporate and other	2.8	4.8	0.6
Total	$47.6	$64.6	$36.7

Geographic information

Sales by Destination

	December 31, 2019	December 31, 2018	December 31, 2017
United States and Canada	$2,017.4	$1,942.3	$1,692.0
Europe	763.9	740.8	704.9
Asia	1,285.6	1,264.9	1,159.7
Latin America	213.0	195.9	174.4
Middle East/Africa	151.3	141.7	148.4
Total	$4,431.2	$4,285.6	$3,879.4

Sales in the U.S. were $1,892.4, $1,831.1,and $1,594.2 for the years ended December 31, 2019, 2018, and 2017, respectively, while sales in China were $669.2, $644.5, and $630.2, respectively.

Sales by Product and Service Offering

Sales	December 31, 2019	December 31, 2018 (2)	December 31, 2017 (2)
Critical infrastructure & solutions	$2,632.6	$2,451.8	$2,136.5
Service & software solutions (3)	1,298.9	1,276.1	1,215.9
I.T. and Edge infrastructure	499.7	557.7	527.0
Total	$4,431.2	$4,285.6	$3,879.4

(2)Beginning with the first quarter of 2019, we revised our sales by product and service offering categories from four categories to three. Product and service offerings have been adjusted for years ended December 31, 2018 and 2017 to reflect this modification.
(3)Includes product sales managed within the service and software solutions line of business for internal purposes.

(18) EQUITY

As of December 31, 2019 and 2018, 850,000 Class A Units of equity securities and 150,000 Class B Units of equity securities were outstanding. 100% of the Class A Units are owned by JV Holdings and 100% of the Class B Units are owned indirectly by Emerson. The holders of Class A Units are deemed to have one (1) vote per Class A Unit held, and the holders of Class B Units are deemed to have one (1) vote per Class B unit held (with respect to matters for which such holders are entitled to vote). The holders of Class A Units and the holders of Class B Units each have rights to acquire additional equity securities the Company may issue in proportion to the number of equity securities held at that point in time. The holders of the Class A Units also have rights to purchase additional equity securities where the Company issues such equity securities in connection with Holdings LLC exceeding certain debt thresholds.

The holders of the Class B Units have a subordinate interest in distributions from Holdings LLC and proceeds from the Holdings LLC's sale or liquidation, until such time as the holders of the Class A Units have received a threshold return on their initial investment in the Company. After such time as the holders of the Class B Units have received a return which is directly linked to the threshold return received by holders of the Class A Units, future distributions from the Company or proceeds from the Company’s sale or liquidation are paid to the holders of the Class A Units and the holders of the Class B Units ratably.

(19) COMMITMENTS AND CONTINGENCIES

The Company is a party to a number of pending legal proceedings and claims, including those involving general and product liability and other matters. The Company accrues for such liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Accruals are based on developments to date; management’s estimates of the outcomes of these matters; the Company’s experience in contesting, litigating and settling similar matters; and any related insurance coverage. While the Company believes that a material adverse impact is unlikely, given the inherent uncertainty of litigation, a future development in these matters could have a material adverse impact on the Company. The Company is unable to estimate any additional loss or range of loss that may result from the ultimate resolution of these matters, other than those described below.

On May 10, 2018, the jury in the case of Bladeroom Group Limited, et al. v. Facebook, Inc., Emerson Electric Co., Emerson Network Power Solutions, Inc. (now known as Vertiv Solutions, Inc.) and Liebert Corporation returned a verdict in favor of the plaintiff in the amount of $30.0. The jury found the defendants breached a confidentiality agreement with Bladeroom, were unjustly enriched by such breach, improperly disclosed or used certain of the plaintiff’s trade secrets and the misappropriation of such trade secrets was willful and malicious. On March 11, 2019, the court entered orders in the case affirming the original award of $30.0 and imposing an additional award for punitive damages of $30.0 as well as attorney fees and interest. Under the terms of the purchase agreement with Emerson, the Company is indemnified for damages arising out of or relating to this case, including the above amounts. On August 12, 2019, judgment was entered, confirming the award entered on March 11, 2019. Emerson has submitted an appeal, and in connection with the appeal has submitted a surety bond underwritten by a third-party insurance company in the amount of $96.8. As of December 31, 2019, the Company had accrued $92.9 in accrued expenses, the full amount of the judgment, and recorded an offsetting indemnification receivable of $92.9 in other current assets related to this matter.

On December 28, 2017, Vertiv acquired Energy Labs, Inc. (“Energy Labs”). The purchase agreement contained a provision for contingent consideration in the form of an earn-out payment based on the achievement of 2018 operating results. The range of outcomes was zero to $34.5. On June 4, 2019, Vertiv notified the selling shareholders of Energy Labs of Vertiv’s determination that the applicable 2018 operating results had not been achieved and that no contingent consideration was due to the selling shareholders. On September 6, 2019, the selling shareholders of Energy Labs notified Vertiv of their dispute regarding the contingent consideration due to them. The selling shareholders assert that the applicable 2018 operating results were exceeded and that Vertiv owes $34.5 in earn-out, the highest amount of earn-out possible under the agreement. As of December 31, 2019 and December 31, 2018, the Company had accrued $2.8 in accrued expenses. While Vertiv believes it has meritorious defenses against the assertions of the selling shareholders of Energy Labs, Vertiv is unable at this time to predict the outcome of this dispute. If Vertiv is unsuccessful, the ultimate resolution of this dispute could result in a loss of up to $31.7 in excess of the $2.8 accrued as well as costs and legal fees.

At December 31, 2019, there were no known contingent liabilities (including guarantees, taxes and other claims) that management believes will be material in relation to the Company’s consolidated financial statements, nor were there any material commitments outside the normal course of business other than those described above.

(20) SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 11, 2020, which is the date the consolidated financial statements were available to be issued.

Merger
On February 7, 2020, the Company consummated its previously announced business combination pursuant to the Merger Agreement. The aggregate merger consideration received by the Company in connection with the consummation of the business combination was approximately $1,526.2 (the "Merger Consideration"). The Merger Consideration was a combination of cash and stock. Concurrently with the execution of the Merger Agreement, Vertiv Holdings Co entered into subscription agreements with certain investors and executive officers ("PIPE Investors"). The PIPE Investors subscribed for 123,900,000 shares of Class A common stock for an aggregate purchase price equal to $1,239.0 (the "PIPE Investment"). The Company used $1,464.0 of the proceeds from the Merger Consideration and PIPE Investment to pay down its existing debt. In connection with the debt paydown, we expect to accelerate amortization of debt issuance costs and discount of approximately $50.0 during the quarter ending March 31, 2020. Upon consumption of the business combination, Vertiv Holdings Co Class A common stock, units and warrants were listed on the NYSE under the symbols "VRT," "VERT.U" and "VRT WS," respectively.

In connection with the consummation of the Business Combination, the Company entered into a Tax Receivable Agreement with the Vertiv Stockholder (the "Tax Receivable Agreement"). The Tax Receivable Agreement will generally provide for the payment by us to the Vertiv Stockholder of 65% of the cash tax savings realized (or deemed realized) over a 12-year period after the closing of the Business Combination as a result of certain pre-existing tax assets and attributes of Vertiv. In the twelfth year of the Tax Receivable Agreement, an additional payment would be made to the Vertiv Stockholder based on 65% of the remaining tax benefits that have not been realized. The timing of expected future payments under the Tax Receivable Agreement are dependent upon various factors, including the existing tax bases at the time of the Business Combination, the realization of tax benefits and changes in tax laws. However, as the Company is obligated to settle the remaining tax benefits after 12 years, the Company has concluded that the liability should be measured at fair value. The Company has estimated total payments of approximately $196.7 on an undiscounted basis.

In connection with the consummation of the Business Combination, the Company entered into certain acknowledgement and release agreements pursuant to which participating key employees, including named executive officers, acknowledged that the Business Combination did not constitute a “qualifying event” under the Transaction Exit Bonus Plan and, subject to each individual’s continued employment through the consummation of the Business Combination and agreement to a release of claims, including any rights under the Transaction Exit Bonus Plan, the participating key employees, including named executive officers, were entitled to receive a bonus, payable within thirty days following the Business Consummation. These agreements resulted in an increase to compensation expense of approximately $21.4 during the three months ending March 31, 2020.

Refinancing
On January 31, 2020, Vertiv commenced a process to refinance the indebtedness governed by that certain Term Loan Credit Agreement, by and among, inter alia, Vertiv Intermediate II, Vertiv Group Corporation as borrower, various lenders and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated, modified or supplemented from time to time (the “Term Loan Facility”) and amend and extend that certain Revolving Credit Agreement, by and among, inter alia, Vertiv Intermediate II, Vertiv Group Corporation as lead borrower, certain direct and indirect subsidiaries of Vertiv Group Corporation as co-borrowers thereunder, various lenders and JPMorgan Chase Bank, N.A., as administrative agent, as amended, amended and restated, modified or supplemented from time to time (the “Asset-Based Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”). The refinancing transaction is expected to reduce our debt service requirements and leverage and to extend the maturity profile of our indebtedness.

In connection with the proposed refinancing transaction, on January 31, 2020, Vertiv called all of Holdco's $500.0 of 12.00%/13.00% Senior PIK Toggle Notes due 2022 (the “2022 Senior Notes”), Vertiv Group Corporation’s $750.0 of 9.250% Senior Notes due 2024 (“2024 Senior Notes”) and Vertiv Group Corporation’s $120.0 of 10.00% Senior Secured Second Lien Notes due 2024 (the “2024 Senior Secured Notes” and, collectively with the 2022 Senior Notes and 2024 Senior Notes, our “Existing Notes”) for conditional redemption on March 2, 2020, in accordance with the respective indentures. The redemptions are conditioned upon the completion of the proposed refinancing transactions on terms satisfactory to us and/or our affiliates. In addition, a total of $0.5 principal amount of 2024 Senior Notes were tendered in the change of control offer made in connection with the Business Combination and were repurchased on February 7, 2020. We expect to recognize $75.0 redemption premium related to redeeming the Existing Notes and approximately $38.0 write-off of deferred debt issuance costs during the quarter ending March 31, 2020.

On March 2, 2020, Vertiv Group Corporation, a Delaware corporation (the “Borrower”) and an indirect wholly-owned subsidiary of Vertiv Holdings Co., and Vertiv Intermediate II, a Delaware corporation (“Holdings”) and the direct parent of the Borrower, entered into a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) with various financial institutions from time to time party thereto, as lenders (the “Term Lenders”), and Citibank, N.A., as administrative agent (in such capacity, the “Term Agent”). Pursuant to the Term Loan Credit Agreement, the Term Lenders made $2,200.0 in senior secured term loans (the “Term Loan”) to the Borrower. The proceeds of the Term Loan, together with certain borrowings under the ABL Credit Agreement (as defined below), were used to repay or redeem in full certain outstanding indebtedness (the “Refinancing”) of the Borrower and of Vertiv Intermediate Holding Corporation, a Delaware corporation and an indirect parent of the Borrower, and to pay fees and expenses in connection with (a) entry into the Term Loan Credit Agreement, (b) entry into the ABL Credit Agreement and (c) such repayments and redemptions.

Subject to certain conditions and without consent of the then-existing Term Lenders (but subject to the receipt of commitments), the Borrower may incur additional loans under the Term Loan Credit Agreement (as an increase to the Term Loan or as one or more new tranches of term loans)(“Incremental Term Loans”) in an aggregate principal amount of up to the sum of (a) the greater of $325.0 and 60.0% of Consolidated EBITDA (as defined in the Term Loan Credit Agreement), plus (b) an amount equal to all voluntary prepayments, repurchases and redemptions of pari passu term loans borrowed under the Term Loan Credit Agreement and of certain other pari passu indebtedness incurred outside the Term Loan Credit Agreement utilizing capacity that would otherwise be available for Incremental Term Loans, plus (c) an unlimited amount, so long as on a pro forma basis after giving effect thereto, (i) with respect to indebtedness secured by the Collateral (as defined below) on a pari passu basis with the Term Loan, the Consolidated First Lien Net Leverage Ratio (as defined in the Term Loan Credit Agreement) would not exceed 3.75:1.00 and (ii) with respect to indebtedness incurred outside of the Term Loan Credit Agreement and secured by the Collateral on a junior basis with the Term Loan or that is unsecured, the Consolidated Total Net Leverage Ratio (as defined in the Term Loan Credit Agreement) would not exceed either (A) 5.25:1.00 or (B) if such indebtedness is incurred in connection with a permitted acquisition or other permitted investment, the Consolidated Total Net Leverage Ratio in effect immediately prior to the consummation of such transaction (the amounts referred to in clauses (a), (b) and (c), collectively, the “Incremental Amount”). Subject to certain conditions, the Borrower may incur additional indebtedness outside of the Term Loan Credit Agreement using the then-available Incremental Amount in lieu of Incremental Term Loans.

The Term Loan will amortize in equal quarterly installments in an amount equal to 1.00% per annum of the principal amount, commencing June 30, 2020. The interest rate applicable to the Term Loan will be, at the Borrower’s option, either (a) the base rate (which is the highest of (i) the prime rate of Citibank, N.A. on such day, (ii) the greater of the then-current (A) federal funds rate set by the Federal Reserve Bank of New York and (B) rate comprised of both overnight federal funds and overnight LIBOR, in each case, plus 0.50%, (iii) LIBOR for a one month interest period, plus 1.00% and (iv) 1.00%), plus 2.00% or (b) one-, two-, three- or six-month LIBOR or, if agreed by all Term Lenders, 12-month LIBOR or, if agreed to by the Term Agent, any shorter period (selected at the option of the Borrower), plus 3.00%. Additionally, concurrent with the refinancing, Vertiv Group Corporation entered into interest rate swap agreements with an initial notional amount of $1,200.0, which will reduce to $1,000.0 in 2021 and remain at $1,000.0 until the maturity of the Term Loan facility in 2027. The swap transactions exchange floating rate interest payments for fixed rate interest payments on the notional amount to reduce interest rate volatility.

On March 2, 2020, the Borrower, Holdings and certain subsidiaries of the Borrower, as co-borrowers (the “Co-Borrowers”) and guarantors, entered into Amendment No. 5 to the Revolving Credit Agreement (the “ABL Amendment”) with various financial institutions, as lenders, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “ABL Agent”) and certain other institutions as additional agents and letter of credit issuers, which Amendment amends the Revolving Credit Agreement, dated as of November 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time prior to March 2, 2020, the “ABL Credit Agreement” and, as amended by the ABL Amendment, the “Amended ABL Credit Agreement”), by and among, Holdings, the Borrower, certain subsidiaries of the Borrower, as co-borrowers, various financial institutions from time to time party thereto, as lenders (after giving effect to the ABL Amendment, the “ABL Lenders”), the ABL Agent and certain other institutions from time to time party thereto as additional agents and letter of credit issuers. The Amended ABL Credit Agreement is available to the Borrower and the Co-Borrowers and provides for revolving loans in various currencies and under U.S. and foreign subfacilities, in an aggregate amount up to $455.0 with a letter of credit subfacility of $200.0 and a swingline subfacility of $75.0 in each case subject to various borrowing bases. Borrowings under the Amended ABL Credit Agreement are limited by borrowing base calculations based on the sum of specified percentages of eligible accounts receivable, certain eligible inventory and certain unrestricted cash, minus the amount of any applicable reserves. Borrowings under the Amended ABL Credit Agreement were used on March 2, 2020, together with the proceeds of the Term Loan, to consummate the Refinancing and for working capital purposes. Going forward, borrowings under the Amended ABL Credit Agreement may be used for working capital and general corporate purposes.

Subject to certain conditions and without the consent of the then-existing ABL Lenders (but subject to the receipt of commitments), commitments under the Amended ABL Credit Agreement may be increased to up to $600.0.

The interest rate applicable to loans denominated in U.S. dollars under the Amended ABL Credit Agreement will be, at the Borrower’s option, either (a) the base rate (which is the highest of (i) the prime rate of JPMorgan Chase Bank, N.A. on such date, (ii) the greater of the then-current (A) federal funds rate set by the Federal Reserve Bank of New York and (B) rate comprised of both overnight federal and overnight LIBOR, in each case, plus 0.50%, (iii) LIBOR for a one month interest period, plus 1.00% and (iv) 1.00%), plus an applicable margin (the “Base Rate Margin”) ranging from 0.25% to 0.75%, depending on average excess availability or (b) one-, two-, three- or six-month LIBOR or, if available to all ABL Lenders, 12-month LIBOR or any shorter period (selected at the option of the Borrower), plus an applicable margin (the “LIBOR Margin” and collectively, with the Base Rate Margin, the “Applicable Margins”) ranging from 1.25% to 1.75%, depending on average excess availability. Certain “FILO” denominated loans have margins equal to the Applicable Margins, plus an additional 1.00%. Loans denominated in currencies other than U.S. dollars are subject to customary interest rate conventions and indexes, but in each case, with the same Applicable Margins. In addition, the following fees are applicable under the Amended ABL Credit Agreement: (a) an unused line fee of 0.25% per annum on the unused portion of the commitments under the Amended ABL Credit Agreement, (b) letter of credit participation fees on the aggregate stated amount of each letter of credit equal to the LIBOR Margin and (c) certain other customary fees and expenses of the lenders, letter of credit issuers and agents thereunder.